Exhibit (i.1)

1875 K Street, NW Washington, DC 20006

Tel: 202 303 1000 Fax: 202 303 2000

January 5, 2006

iShares Trust

c/o Barclays Global Fund Advisors

45 Fremont Street

San Francisco, CA 94105

Re:	iShares Lehman MBS Fixed-Rate Bond Fund
iShares Lehman Short Treasury Bond Fund
iShares Lehman 3-7 Year Treasury Bond Fund
iShares Lehman 10-20 Year Treasury Bond Fund
iShares Lehman Government/Credit Bond Fund
iShares Lehman Intermediate Government/Credit Bond Fund
iShares Lehman Credit Bond Fund
iShares Lehman Intermediate Credit Bond Fund
iShares Lehman 1-3 Year Credit Bond Fund
(each a “Fund” and collectively the “Funds”)

Ladies and Gentlemen:

You have requested us as counsel to iShares Trust, a statutory trust (the “Trust”) organized under the laws of the State of Delaware and registered under the Investment Company Act of 1940, to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 67 to its Registration Statement on Form N-1A (File Nos. 333-92935, 811-09729) (as amended, the “Registration Statement”).

With respect to Nos. 1 and 2 below, we have relied on the opinion of counsel rendered by Richards, Layton & Finger, P.A., a copy of which is attached, and the examination by them of such documents and records and statutes and authorities as described in their opinion.

We have examined such other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such statutes and other authorities that we have deemed necessary to form a basis for the opinion. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We have also relied on Trust records and have assumed the accuracy and completeness thereof.

Based on the foregoing, it is our opinion that:

NEW YORK    WASHINGTON, DC    PARIS    LONDON    MILAN    ROME    FRANKFURT     BRUSSELS

January 5, 2006

1.	The Trust has been duly formed and is validly existing under the laws of the State of Delaware.

2.	The shares of the Funds to be issued have been duly authorized and are or, when issued, will be, validly issued, fully paid and non-assessable, and the shareholders of the shares, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We express no opinion as to the laws of any jurisdiction other than those of the United States of America, and those of the State of Delaware with respect to the treatment of statutory trusts. We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied solely upon the opinion of Richards, Layton & Finger, P.A., which is attached hereto, and our opinion is subject to the assumptions and limitations set forth therein.

Very Truly Yours,

By:	/S/ WILLKIE FARR & GALLAGHER LLP
A Member of the Firm